Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACCURO HEALTHCARE SOLUTIONS, INC.

Accuro Healthcare Solutions, Inc. (the “Corporation”) is a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”). Pursuant to the provisions of Section 242 and Section 245 of the DGCL, the Corporation adopts the following Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”). The original Certificate of Incorporation was filed with the Delaware Secretary of State on October 20, 2004, (the “Original Certificate of Incorporation”).

This Certificate of Incorporation, which amends and restates the Original Certificate of Incorporation, was duly adopted as of [                    ], 2008 in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the DGCL.

The provisions of the Original Certificate of Incorporation are hereby further amended and restated to read in their entirety as follows:

FIRST: The name of the Corporation is Accuro Healthcare Solutions, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the DGCL and the Corporation shall have the power to perform all lawful acts and activities.

FOURTH: The Corporation will have perpetual existence.

FIFTH: The total number of shares of stock that the Corporation shall have authority to issue is [                    ] shares of capital stock classified as (i) [                    ] shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) [                    ] shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

1.	Provisions Relating to the Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have any designations and powers, preferences, rights, qualifications, limitations and restrictions thereof, as are stated and expressed in this Article Fifth and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”) as hereafter prescribed (a “Preferred Stock Designation”).

(b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(i) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the series and the designations thereof;

(iii) the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) any other special rights and protective provisions with respect to any series as the Board of Directors may deem advisable.

(c) The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects and in any other manner. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

2.	Provisions Relating to the Common Stock.

(a) The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the common stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(b) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, and subject to the right of participation, if any, of the holders of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, and subject the right of participation, if any, of the holders of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this Paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

3.	General.

(a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b) No stockholder of the Corporation shall, by reason of his holding shares of any class of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder.

(c) Cumulative voting of shares of any capital stock having voting rights is prohibited.

4.	Conversion of Previously Outstanding Shares.

Upon the filing of this Certificate of Incorporation with the Delaware Secretary of State, each share of Common Stock issued and outstanding immediately prior to the filing hereof (the “Old Common Stock”) will be automatically reclassified as and converted into one [    (1/[__]]) of a share of Common Stock (the “New Common Stock”). Any stock certificate that, immediately prior to the filing hereof, represented shares of Old Common Stock will, from and after the filing hereof, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock as equal to the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the filing hereof by one [    (1/[__]]).

SIXTH: The number, classification, and terms of the members of the Board of Directors and the procedures to elect directors, to remove directors, and to fill vacancies in the Board of Directors shall be as follows:

1. The number of directors that shall constitute the whole Board of Directors shall from time to time be fixed exclusively by the Board of Directors by a resolution adopted by a majority of the members of the Board of Directors serving at the time of that vote. In no event shall the number of directors that constitute the whole Board of Directors be fewer than three or more than fifteen. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

2. Effective upon the consummation of the initial public offering of the Corporation’s Common Stock (the “IPO”), the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, respectively, and all as nearly equal in number as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders of the Corporation held in 2009, of Class II shall expire at the annual meeting of stockholders of the Corporation held in 2010, and of Class III shall expire at the annual meeting of stockholders of the Corporation held in 2011, and in all cases as to each director until his successor is elected and qualified or until his earlier death, resignation or removal. At each annual meeting of stockholders beginning with the annual meeting of stockholders in 2009, each director elected to succeed a director whose term is then expiring shall hold his office until the third annual meeting of stockholders after his election and until his successor is elected and qualified or until his earlier death, resignation or removal. If the number of directors that constitutes the whole Board of Directors is changed as permitted by this Article Sixth, the majority of the members of the Board of Directors serving at the time of the vote to make such change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.

3. The number of directors presently constituting the Board of Directors is seven and the names and addresses of the persons now serving as directors and, effective upon the consummation of the IPO, the year that each such person’s term on the board expires are as follows:

Name	Address	Term Expires
Douglas D. French	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2009
Michael E. Donovan	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2009
David L. Redmond	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2009
Robert A. Lefton	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2010
William F. Miller III	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2010
John K. Carlyle	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2011
D. Scott Mackesy	14241 Dallas Parkway, Suite 800, Dallas, Texas 75254	2011

4. Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly-created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director, and each director so chosen shall receive the classification of the vacant directorship to which he has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the Board of Directors designates and shall hold office until the first meeting of stockholders held after his election for the purpose of electing directors of that classification and until his successor is elected and qualified or until his earlier death, resignation or removal from office.

5. No director of any class of directors of the Corporation shall be removed before the expiration of that director’s term of office except for Cause and by an affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote thereon cast at the annual meeting of stockholders or at any special meeting of stockholders called by a majority of the whole Board of Directors for this purpose. For purposes of this Certificate of Incorporation, “Cause” shall mean (x) a final conviction of a felony involving fraud or moral turpitude or (y) willful misconduct that is materially and demonstrably injurious economically to the Corporation or its subsidiaries. For purposes of the definition of “Cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any subsidiary of the Corporation.

6. Notwithstanding the foregoing, the election, removal and the filling of vacancies with respect to directors elected separately by any series of Preferred Stock shall be governed by the terms of the Preferred Stock Designation establishing such series.

7. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal or to adopt any provision inconsistent with, this Article Sixth.

SEVENTH: All of the power of the Corporation, insofar as it may be lawfully vested by this Certificate of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors. In furtherance of and not in limitation of that power or the powers conferred by law, (1) a majority of whole Board of Directors shall have the power to adopt, amend, and repeal the bylaws of the Corporation; (2) the Board of Directors may designate and appoint from among its members one or more committees, and may designate one or more of its members as alternate members, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified members at any meeting of such committee; (3) the stockholders of the Corporation shall have no power to appoint or remove directors as members of committees of the Board of Directors, nor to abrogate the power of the Board of Directors to establish any such committees or the power of any such committee to exercise the powers and authority of the Board of Directors; (4) the stockholders of the Corporation shall have no power to elect or remove officers of the Corporation nor to abrogate the power of the Board of Directors to elect and remove officers of the Corporation; and (5) notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except in accordance with the provisions of the bylaws and by the vote of the holders of not less than a majority in voting power of the outstanding shares of stock then entitled to vote upon the election of directors, voting together as a single class or such higher vote as is set forth in the bylaws. The bylaws of the Corporation shall not contain any provision inconsistent with this Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal or to adopt any provision inconsistent with, this Article Seventh.

EIGHTH: Following the consummation of the IPO, no action required to be taken or that may be taken at any meeting of common stockholders of the Corporation may be taken without a meeting, and the power of common stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal or to adopt any provision inconsistent with, this Article Eighth.

NINTH: No contract or transaction between the Corporation and one or more of its directors, officers or stockholders or between the Corporation and any other person (as used herein “person” means a corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality) or other organization in which one or more of its directors, officers or stockholders are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

TENTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (1) is or was a director or officer of the Corporation or (2) while a director or officer of the

Corporation, is or was serving at the request of the Corporation as a director, officer, partner, member, venturer, proprietor, trustee, employee, agent, fiduciary or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, entity or organization, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Tenth is in effect. Any repeal or amendment of this Article Tenth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Tenth. Such right shall include the right to be paid by the Corporation expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eleventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eleventh, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal or to adopt any provision inconsistent with, this Article Eleventh.

TWELFTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer of the Corporation on this [    ] day of [    ], 2008.

ACCURO HEALTHCARE SOLUTIONS, INC.

By:
Name:
Title:

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